Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Sanchez Midstream Partners GP LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-198440 and 333-202526) on Form S-4, (Nos. 333-202578, 333-210783 and 333-217007) on Form S-8, and (Nos. 333-217003, 333-218570 and 333-223569) on Form S-3 of Sanchez Midstream Partners LP of our reports dated March 7, 2019, with respect to the consolidated balance sheets of Sanchez Midstream Partners LP as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form10-K of Sanchez Midstream Partners LP.

Our report refers to a change in the method of accounting for revenue recognition.

/s/ KPMG LLP

Houston, Texas

March 7, 2019